Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of April 10, 2012.

BETWEEN:

RESPONSE BIOMEDICAL CORPORATION (the “Company”),
having an office at 1781 West 75th Avenue. Vancouver, BC,
Canada V6P 6P2,

AND

Jeffrey L. Purvin, (the “Executive”), having a residence at
21 Sandstone, Portola Valley, CA 94028

WHEREAS:

A.	The Company wishes to employ the Executive in the position of Chief Executive Officer and the Executive wishes to accept such employment; and

B.	The Company and the Executive have agreed to set out in writing the terms and conditions of employment.

In consideration of the premises and the mutual agreements set forth below, the parties agree as follows:

1.              EMPLOYMENT

1.1           Position

The Company will employ the Executive, and the Executive will serve the Company in the position of Chief Executive Officer (“CEO”), on the terms and conditions set out herein.  The position will be based in Vancouver, British Columbia.

1.2           Duties

The Executive will perform those business and professional duties normally or usually associated with the position of CEO, and such other or different duties as may from time to time be assigned to the Executive by the Company’s Board of Directors (the “Board”), including managing and administering the day to day operation of the Company with the following specific duties and responsibilities:

a.	to provide leadership and vision to manage the Company in the best interests of its shareholders and other stakeholders;
b.	to conduct ongoing strategic planning and establish long-term goals for the Company;
c.	to evaluate management systems and operation;

d.	to report to the Board in a timely manner and act as a liaison between management and the Board;
e.	to assist the Board with policy development;
f.	to train, develop, manage and assess the performance of senior management;
g.	to serve as primary external spokesperson for the Company; and
h.	such other duties and responsibilities suitable to a CEO position as may be assigned by the Board.

The CEO is responsible for meeting the corporate objectives of the Company as are periodically developed by the Board in consultation with management.

The duties and responsibilities set out above do not extend, and are not to be interpreted as extending, the obligations and liabilities of the officers beyond those imposed by applicable law and in each case are subject to the Articles of the Company and applicable law.

The Board may make reasonable changes to the Executive’s duties as a CEO, without notice in accordance with its business needs, and any changes will not constitute a breach of the terms of employment.

1.3           Term

The Executive’s employment will commence on May 1, 2012, or as soon thereafter as the Executive is able to secure the necessary work permit to perform in the position of CEO (the “Start Date”) and will continue until the employment is terminated in accordance with the provisions of this Agreement (the “Term”).

1.4           Board Service

During the Term, the Executive will serve as a member of the Board, subject to any required Board or shareholder approval.

1.5           Performance

During the Term the Executive will use his best efforts to:

(a)	well and faithfully serve the Company;

(b)	act in, and promote, the best interests of the Company;

(c)	devote the whole of the Executive’s working time, attention and energies to the business and affairs of the Company;

(d)	comply with all terms of this Agreement and any other Agreements entered into with the Company; and

(e)	comply with all of the Company’s policies and procedures as amended from time to time, and any applicable regulatory requirements.

1.6           Conflict of Interest

The Executive will not act in a manner where his private interest conflicts or could be perceived to conflict with his obligations to the Company.  The Executive acknowledges and agrees that he is not party to any agreement that could prevent or negatively impact or interfere with the proper and full performance of his duties under this Agreement.  During the Term, the Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

1.7           Representations

The Executive represents that he is unaware of any impediment that would preclude him from being eligible to work in Canada, and that the information provided to the Company (including information concerning qualifications and employment history) is complete and accurate.  If these representations are determined not to be true, complete and accurate, the Company may withdraw this offer prior to the commencement of employment or terminate employment during the Term. If the company determines that the Executive has deliberately made false representations in respect of qualifications or employment history, then the Company may terminate employment pursuant to section 3.3 of this Agreement. This offer is contingent on the Executive obtaining and sustaining a Canadian work VISA, and the Company and the Executive will cooperate with respect to renewal of the Executive’s VISA, as necessary.

2.              COMPENSATION AND BENEFITS

2.1           Salary

The Company will pay the Executive an annual salary of $369,000.00 (the “Base Salary”).  The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and will be subject to the usual, applicable withholdings. The Executive’s salary will be subject to review and adjustments made based upon the Company’s normal performance review practices.

2.2           Short Term Incentive

The Executive shall be eligible to participate in any incentive program that is applicable to executives of the Company, including the Company’s Short-Term Incentive Plan (“STI Plan”).  The Company may make changes to its incentive programs, including the STI Plan, without notice in accordance with its business needs, and any changes will not constitute a breach of the terms of employment. The target annual incentive payment for the Executive under the current STI Plan is forty percent (40%) of Base Salary for the year.  Any incentive payment payable pursuant to this paragraph will be paid no later than the fifteenth day of the third month of the year following the year in which it was earned.

2.3           Stock Options

It will be recommended at the first meeting of the Board following the Start Date, that the Company grant the Executive an option to purchase six million (6,000,000) shares of the Company’s Common Stock at an exercise price per share equal to the fair market value per share on the date of the grant (the “Option”).  The Option will be subject to applicable regulatory and shareholder approval and if such approval is not granted the Executive will not be entitled to the Option.  The Option will be scheduled to vest as to 25% of the shares subject to the Option one year after the Start Date, and as to 1/48th of the shares subject to the Option monthly thereafter on the same day of the month as the Start Date (and if there is no corresponding day, the last day of the month), so that the Option will be fully vested and exercisable four (4) years from the Start Date, subject to the Executive continuing to be a Service Provider (as defined in the Option Plan) through the relevant vesting dates.  The Option will be subject to the terms, definitions and provisions of the Company's 2008 Stock Option Plan (the “Option Plan”) and the stock option agreement by and between the Executive and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference.

As the value of any grant of stock options will be based on market value, the Company makes no representation or guarantee that any grant of stock options (including the Option) will attain or result in any particular value or compensation to the Executive and the Company is not liable to the Executive for any loss or failure to gain from the grant, retention or exercise of any stock options (including the Option).

2.4           Group Life and Health Benefits

During the term of this Agreement and effective the Start Date, the Company will make available to the Executive the insured life and health benefit plans comparable to those provided to other executives of the Company (the “Benefits”).  In addition the Company will pay up to $1500.00 per year towards a medical and dental plan for the Executive’s son. The terms and conditions of the Benefits (including eligibility) will be determined by the plans or policies from time to time established or purchased by the Company.  Where any benefit is provided through an insured plan, the liability of the Company will be limited to paying its share of the applicable premium.  The Company may cancel or make changes to the Benefits without notice in accordance with its business needs, and any cancellation or changes will not constitute a breach of the terms of employment. The Company will also pay up to $20,000.00 per year towards the Executive’s US health benefit plan.

2.5           Vacation

The Executive shall be eligible for twenty days of vacation per year, in accordance with the Company’s vacation policy, with the timing and duration of specific vacations to be mutually and reasonably agreed to by the parties.

2.6           Relocation

The Company will reimburse the Executive for reasonable relocation expenses incurred by the Executive during the relocation of the Executive’s primary residence to Vancouver, Canada up to a maximum of $59,000.00.  The Executive will provide invoices and receipts for reimbursement of relocation expenses.

The Executive will be responsible for his own food and other living expenses, as well as for local transportation in and around the Vancouver area.  Any taxable reimbursement with respect to relocation will (a) be paid promptly but not later than the last day of the calendar year following the year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any calendar year, and (c) not be subject to liquidation or exchange for another benefit.

2.7           Expenses

The Company will reimburse the Executive for reasonable travel, entertainment or other expenses incurred by the Executive in the furtherance of or in connection with the performance of Executive's duties under this Agreement, in accordance with the Company's expense reimbursement policy as in effect from time to time.

3.              TERMINATION

3.1           Termination without Just Cause

The Company may terminate the employment of the Executive without just cause by immediately terminating employment and providing pay in lieu of notice equal to 12 months’ of the Executive’s Base Salary plus a prorated incentive payment based on the last incentive payment made to the Executive.  The Company will continue to pay medical and dental coverage during the 12 month severance period.  If the Company chooses to provide the Executive with pay in lieu of notice it shall be payable in equal monthly instalments over a period of 12 months following the date of termination, subject to section 3.2 of this Agreement.  The notice or payment in lieu of notice required by this clause will be the total and maximum notice or compensation to which the Executive is entitled with respect to the termination of employment by the Company, and the Company will have no further obligations to the Executive with respect to the termination of employment, including any further compensation, severance pay or damages.

3.2           Section 409A

Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to the Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Internal Revenue Code Section 409A, and the final regulations and any guidance promulgated thereunder or any state law equivalent (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to the Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Executive has a “separation from service” within the meaning of Section 409A.

Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of instalments, will not commence until, the 60th day following the Executive’s separation from service, or, if later, such time as required by the next paragraph.  Except as required by the next paragraph, any instalment payments that would have been made to the Executive during the 60-day period immediately following the Executive’s separation from service but for the preceding sentence will be paid to the Executive on the 60th day following the Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of his termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following the Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of his separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if the Executive dies following his separation from service, but prior to the 6-month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment, instalment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of clause (i) above.  For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) the Executive’s annualized compensation based upon the annual rate of pay paid to the Executive during his taxable year preceding the taxable year of his separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which the Executive’s separation from service occurred.

The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply.  The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A.

3.3           Termination for Just Cause

Notwithstanding any other provision of this Agreement, the Company may immediately terminate the Executive’s employment at any time for just cause, without prior notice or pay in lieu of notice or any other form of compensation, severance pay or damages.

3.4           Resignation

The Executive may resign his employment at any time by providing the Company with 2 weeks written notice of resignation, which notice may be waived in whole or in part by the Company.

3.5           Directorship and Offices

Upon the termination of employment with the Company for any reason pursuant to this section 3, the Executive will immediately resign any directorship or office held in the Company or any parent, subsidiary or affiliated companies of the Company and, except as provided in this Agreement, the Executive will not be entitled to receive any written notice of termination or payment in lieu of notice, or to receive any severance pay, damages or compensation for loss of office or otherwise.

3.6           Benefits

The Benefits will cease on the date of resignation of employment pursuant to this section 3.4, and the Company will have no obligation to extend the Benefits beyond the date of resignation.  In the event the Executive is terminated under Section 3.1, the Company will continue to pay medical and dental coverage during the 12 month severance period.

4.              CONFIDENTIALITY AND WORK PRODUCT OWNERSHIP AGREEMENT

4.1           As a condition of employment, the Executive will enter into the Company’s Confidentiality and Work Product Ownership Agreement (the “Confidentiality Agreement”).

5.              RESTRICTED ACTIVITIES

5.1           Acknowledgment

The Executive acknowledges that:

(a)	the business of the Company is highly competitive;

(b)
the Executive will have access to and be entrusted with confidential information and the Executive will be involved in, and responsible for making or contributing to, strategic, supervisory and managerial decisions for the Company;

(c)
the scope of the role of the Executive with the Company will be such that the confidential information the Executive will have access to, and be entrusted with, and the decisions that the Executive be involved in and responsible for making or contributing to, will relate to many aspects of the business of the Company;

(d)
the Executive will develop important relationships with key stakeholders in the business of the Company, including, without limitation, contractors, suppliers and executives, such that the goodwill and viability of the Company will depend in part on the Executive; and

(e)
as a result, the business of the Company would be vulnerable to the Executive engaging in activities that are competitive with or detrimental to aspects of the business of the Company during the Term and for a reasonable period after the termination of the Executive’s employment for any reason.

5.2           Non-Competition

During the Term and for a period of 6 months after the termination of the Executive’s employment for any reason the Executive will not, directly or indirectly, engage in any undertaking or business, whether as an employee, partner, principal, agent, consultant, or otherwise, that provides, in competition with the Company, any products or services that are the same as or substantially similar to the products or services offered by the Company as of the date of termination of the Executive’s employment.

5.3           Other Restrictions

During the Term and for a period of 12 months after the termination of employment for any reason the Executive will not, directly or indirectly:

(a)	contact or communicate with any Customer for the purpose of offering for sale any products or services that are the same as or similar to those offered by the Company;

(b)	solicit, divert, or take away from the Company the business of any Customer;

(c)
service, or otherwise enter into contractual relations with, any Customer for the purpose of offering for sale any products or services that are the same as or similar to those offered by the Company; or

(d)	solicit or encourage any employee or contractor of the Company with whom the Executive became acquainted as a result of the Executive’s employment to terminate their relationship with the Company,

5.4           Definition of Customer

For the purposes of section 5.3 of this Agreement, “Customer” means any person with whom the Executive became acquainted or to whom the Executive provided products or services during the Executive’s employment with the Company, but excluding any person with whom the Company has not done business in the two years preceding the termination of employment.

5.5           Other Duties

The restrictions contained in this section 5 are in addition to and do not derogate from any other duties and obligations (including fiduciary obligations) the Executive may have to the Company under any applicable laws.

6.              GENERAL

6.1           Enforcement

The Executive’s covenants and obligations under section 5 (Restricted Activities) are reasonable, necessary and fundamental to the protection of the Company’s legitimate business interests, and any breach of those covenants and obligations would result in loss and damage to the Company for which the Company could not be adequately compensated by an award of monetary damages.  In the event of any actual or threatened breach of any of those covenants and obligations by the Executive, the Company will, in addition to all remedies available to the Company at law or in equity, be entitled as a matter of right to judicial relief by way of a restraining order, interim, interlocutory or permanent injunction, or order for specific performance, and the Executive will not oppose the granting of any such judicial relief and hereby waive all defences to the strict enforcement of those covenants and obligations and such judicial relief.

6.2           Governing Law/Courts

This Agreement and all related matters will be governed by, and construed in accordance with, the laws of British Columbia, Canada and the federal laws of Canada applicable therein. The Executive hereby irrevocably submits and attorns to the non-exclusive jurisdiction of the Supreme Court of British Columbia sitting in the City of Vancouver regarding any and all disputes arising from, connected with or relating to this Agreement or any related matter.

6.3           Legal Advice

The Executive acknowledges that the Company recommended that the Executive obtain independent legal advice before executing this Agreement and the Confidentiality Agreement, and that the Executive has had the opportunity to do so. The Company will provide reimbursement up to $10, 000.00 for the Executive to obtain such legal counsel.  The Executive will provide invoices and receipts for reimbursement of legal expenses.

6.4           Collection and Use of Personal Information

The Executive acknowledges that the Company will collect, use and disclose health and other personal information for employment and business related purposes.  The Executive consents to the Company collecting, using and disclosing personal information of the Executive for employment and business related purposes in accordance with the privacy policy of the Company and applicable privacy laws.

6.5           Miscellaneous

No consent or waiver by the Company to or of any breach of this Agreement by the Executive will be effective unless in writing and signed by the Company, or deemed or construed to be a consent to or waiver of a continuing breach or any other breach of this Agreement by the Executive. If any provision of this Agreement is determined to be unenforceable or invalid for any reason, then that provision will be deemed to be severed from this Agreement and the remaining provisions will continue in full force and effect without being impaired or invalidated in any way, unless as a result of the severance this Agreement would fail in its essential purpose. This Agreement will enure to the benefit of and be binding upon the Executive and the Executive’s heirs, executors, administrators, personal representatives and permitted assigns. This Agreement will enure to the benefit of the Company and its successors, assigns and licensees. The Executive will not assign this Agreement or assign or delegate any of the Executive’s rights, duties or obligations under this Agreement without the Company’s prior written consent, which may be withheld by the Company in its discretion. The Company may assign this Agreement to any person.

6.6           Entire Agreement

This Agreement, the Company’s policies and procedures as amended from time to time and the Confidentiality Agreement constitute the entire agreement between the Executive and the Company regarding the Executive’s employment with the Company, and supersede all previous communications, representations, negotiations, discussions, agreements or understandings, whether oral or written, regarding the Executive’s employment with the Company. There are no other representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Executive and the Company other than as expressly set forth in this Agreement and the Confidentiality Agreement

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first written above.

Peter A. Thompson
Executive Chairman of the Board and Interim CEO

Per: /s/ Peter A. Thompson
Authorized Signatory

/s/ Jeffrey L. Purvin
Jeffrey L. Purvin